EXHIBIT 10.36

MASTER DEVELOPMENT AND LICENSE AGREEMENT

THIS MASTER DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into and effective as of May 5, 2010 (the “Effective Date”), by and between NeoMagic Corporation, a Delaware corporation, (“NeoMagic”) and Synapse Design Automation, Inc., a Delaware corporation (“Synapse”).

BACKGROUND

A.           Synapse is in the business of developing semiconductor products and providing related services.

B.           NeoMagic wishes to engage Synapse to develop a USB 3.0 transceiver which will be jointly owned by the Parties under the terms and conditions of this Agreement.

AGREEMENT

The Parties agree as follows:

1.           DEFINITIONS

1.1           “Acceptance” means, with respect to a Deliverable and the Test Chip, acceptance or deemed acceptance of such item in accordance with Section 2.5.

1.2           “Acceptance Criteria” means, for each Deliverable or the Test Chip, the applicable acceptance criteria as set forth in the related Statement of Work.  If a Statement of Work contains no additional acceptance criteria, the Acceptance Criteria will be that the Deliverable or the Test Chip, as applicable, conforms to the applicable Specifications.

1.3           “Acceptance Period” means the period of time agreed by the Parties in connection with developing the related Acceptance Criteria.

1.4           “Confidential Information” means, for a particular Party, its confidential business or other information which, from the circumstances surrounding disclosure, should be understood to be confidential or proprietary information of such Party.  Confidential Information will not include information that (a) is or becomes public knowledge without the fault or action of the recipient, (b) is received by the recipient from a source other than the disclosing Party, which source received the information without violation of any confidentiality restriction and is not under an obligation of non-disclosure with respect to such information, or (c) is independently developed by the recipient without violation of any confidentiality or use restriction as evidenced by written records.  For clarity, the USB 3.0 Transceiver IP is not Confidential Information of either Party, however, disclosure of such technology is subject to the limits in Section 7.3.

1.5           “Customer Transaction” means a license agreement (which may also include additional development) pursuant to which Synapse licenses a version of the USB 3.0 Transceiver IP to a third party.

1.6           “Data Sheet” means, for a particular version of the USB 3.0 Transceiver IP, the document which includes the related Specifications.

1.7           “Deliverables” means, for a particular Statement of Work, the deliverables set forth therein.

1.8           “Derivative” means a work, know-how, technique, process, information, invention and the like which is based upon one or more preexisting works, such as a revision, improvement, alteration, enhancement, new version, modification, translation, abridgement, correction, condensation, expansion or any other form of modification or other form.

1.9           “Documentation” means the materials for use with the USB 3.0 Transceiver IP, which may include a user manual, reference manuals, release notes, application and methodology notes, and Data Sheets.

1.10         “Fees” means, for a particular Statement of Work, those fees to be paid by NeoMagic to Synapse for the Services and Deliverables specified therein to be provided by Synapse.

1.11         “Fiscal Quarter” means a fiscal quarter of NeoMagic.

1.12          “Initial Statement of Work” is defined in Section 2.1.

1.13          “Intellectual Property Rights” means, with respect to any technology, all related intellectual property rights, including patents, copyrights, trademarks, trade-names, know-how, trade secrets and all other forms of intellectual property, irrespective of whether the rights protecting such property arise under U.S. or international intellectual property laws or unfair competition or trade secret laws.

1.14          “Joint IP” is defined in Section 3.1.

1.15          “NeoMagic Royalty” is defined in Section 4.2(b).

1.16          “Party” means each of Synapse and NeoMagic.

1.17          “Schedule” means, for a particular Statement of Work, the timeline set forth therein which specifies, among others, the target schedule for the Parties’ performance under such Statement of Work, including design review and payment schedule.

1.18          “Services” means, for a particular Statement of Work, the services to be provided by Synapse under such Statement of Work.

1.19          “Specifications” means the logic, functional, performance and operational aspects of a version of the USB 3.0 Transceiver IP, as set forth in, attached to, or referenced in, the related Statement of Work.

1.20          “Statement of Work” means a written description of the services to be performed by Synapse under this Agreement in connection with the USB 3.0 Transceiver IP, which indicates it is a “Statement of Work” under this Agreement and, other than the Initial Statement of Work, is executed by both Parties.  Each Statement of Work will contain or reference a full and complete description of the Services, Specifications, Deliverables, Schedule, Fees, payment terms and other matters as are agreed by the Parties.

1.21          “SyMagic Transceiver” means an integrated circuit manufactured by or for NeoMagic using a version of the USB 3.0 Transceiver IP, or any part thereof.

1.22          “Synapse Royalty” is defined in Section 4.2(a).

1.23          “Test Chip” means a silicon engineering prototype of the initial SyMagic Transceiver that is manufactured by or for NeoMagic.

1.24          “Third Party IP” is defined in Section 3.4.

1.25          “USB 3.0 Transceiver IP” means the “USB 3.0 Transceiver IP,” as further described in the Initial Statement of Work, including (a) all Derivatives or other modifications or enhancements thereto made pursuant to additional Statements of Work or in connection with any Customer Transaction and (b) all related materials and Documentation and all updates thereto.

1.26          “Warranty Period” is defined in Section 5.1.

2.           STATEMENTS OF WORK; DELIVERY; ACCEPTANCE

2.1   Statements of Work.  The initial Statement of Work under this Agreement is attached as Exhibit A (the “Initial Statement of Work”).  The Parties may, from time to time agree on additional Statements of Work related to the USB 3.0 Transceiver IP.  Each Statement of Work will be consecutively numbered.  The Initial Statement of Work and, upon execution thereof, each other Statement of Work, are deemed part of this Agreement and incorporated herein.  If the terms of a Statement of Work conflict with the other terms of this Agreement, the terms of such Statement of Work will control with respect to the matters covered thereby.

2.2Performance under Statements of Work.  Subject to the terms of this Agreement, Synapse will (a) perform the Services under each Statement of Work, and (b) develop, design or make the Deliverables according to the Specifications set forth in each Statement of Work.  Synapse will meet the time Schedule set forth in each Statement of Work.  NeoMagic will cooperate fully with Synapse to allow Synapseto meet each such Schedule.  NeoMagic agrees to perform such duties and tasks as are specified to be performed by NeoMagic in each Statement of Work.

2.3   Changes to Statements of Work.  Any request for changes to a Statement of Work by must be delivered to the other Party in writing.  If the request is proposed by NeoMagic, then, following receipt of such a request, Synapse will submit to NeoMagic an analysis of how the requested changes would affect such Statement of Work, including the related Schedule and Fees.  If Synapse proposes a change, its proposal to NeoMagic will include such analysis.  If the Parties approve such changes, they will execute a written amendment to such Statement of Work which reflects such agreed changes prior to work being initiated based on such changes.  Thereafter, such Statement of Work will be deemed amended and, as such, incorporated into this Agreement.

2.4      Delivery.  In addition to any Deliverables specified in a Statement of Work, Synapse agrees to deliver to NeoMagic on request and in mutually agreed formats, all design documents, HDL code, scripts, verification reports, spice netlists, schematics, characterization data, layer mapping files, simulation models, final design simulation results and other related materials, for each version of the USB 3.0 Transceiver IP.  Synapse also will electronically deliver to NeoMagic at least one copy of each of the Deliverables under a Statement of Work.  Documentation may be delivered as on-line electronic documentation.

2.5      Acceptance.  Within the applicable Acceptance Period for a Deliverable provided under a Statement of Work (and, with regard to the Initial Statement of Work, for the Test Chip), NeoMagic will, with assistance from Synapse test the Deliverable or the Test Chip, as applicable, to determine conformance with the applicable Acceptance Criteria.  If NeoMagic determines that such item fails to conform to the related Acceptance Criteria, then within the Acceptance Period, NeoMagic may contact Synapse in writing including providing a detailed description of the failure.  Following receipt of such a notice of failure, Synapse will revise the affected Deliverable and resubmit such item to NeoMagic, whereupon the foregoing process will be repeated.  If the Test Chip fails to conform to the related Acceptance Criteria, the Parties will meet to discuss how to address such failure.  If Synapse does not receive such written notice (including a detailed description of the failures) within the applicable Acceptance Period, such item will be deemed to have achieved Acceptance and NeoMagic will be deemed to have accepted the applicable item.

3.           IP OWNERSHIP AND LIMITATION ON RIGHTS

3.1      Transfer of Joint IP.  Subject to the terms and conditions in this Agreement and other than Third Party IP, Synapse hereby sells, assigns and transfers to NeoMagic, and NeoMagic hereby acquires from Synapse, an undivided joint ownership interest, as tenants in common, in all of Synapse’s right, title and interest in and to the USB 3.0 Transceiver IP and all related Intellectual Property Rights, whether in existence on the Effective Date or hereafter created, including Derivatives thereof created under a Statement of Work or in connection with a Customer Transaction (collectively, the “Joint IP”).

3.2      Joint Ownership.  NeoMagic and Synapse further agree as follows:

(a)           Undivided Interest.  Synapse and NeoMagic shall jointly own equal undivided interests, as equal tenants in common, in all worldwide right, title and interest in and to the Joint IP.  Subject to the limitations in this Section 3 and Section 9.1, each party shall have the right to freely and separately use, exploit, maintain, license, sell, assign, transfer and enforce its rights in and to the Joint IP, with no royalty payment or accounting to the other Party in connection with the Joint IP, other than as provided in Section 4.

(b)           Filings, Cooperation, Etc.  The Parties’ joint ownership of the Joint IP will be appropriately indicated in (i) all applications or other governmental filings made concerning the Joint IP, and (ii) all proprietary rights notices placed on any product consisting of, or incorporating, all or any portion of the Joint IP.  Synapse and NeoMagic will reasonably cooperate with the other Party with respect to providing information and preparing and filing any documents necessary, including patent applications, to secure their rights with respect to Joint IP.  Each Party shall notify the other in advance of any proposed filing of documents, including patent applications and copyright registrations, with respect to the Joint IP.  If one Party elects not to seek or secure such rights in Joint IP in any particular country or not to share equally in the expense thereof, the other Party will have the right to seek and maintain such protection at its own expense and shall have primary control over the prosecution and maintenance thereof, even though title to any Intellectual Property Rights arising from the Joint IP will be joint (as equal tenants in common as above described).  Any Party filing or receiving documents related to the prosecution or issuance of any Intellectual Property Rights arising from the Joint IP will provide copies of such documents to the other Party promptly after filing or receipt.  Each Party has the right, but not the obligation, to participate in the prosecution or issuance of any Intellectual Property Right related to the Joint IP.

(c)           Enforcement of Rights.  The Parties agree that they will cooperate with each other to the extent reasonably possible to enforce the Intellectual Property Rights in the Joint IP against third party infringers.  In the absence of a written agreement to the contrary, the rewards of any infringement claim against a third party to the extent relating to Joint IP, shall be allocated and paid as follows: first to reimburse the Party or Parties for the costs paid to pursue such infringement claim involving the Joint IP, and after all such costs are reimbursed or paid, any balance shall be paid to the Parties in proportion to the amount of costs of such claim involving the Joint IP paid by such Party.

3.3      Exclusion of NeoMagic Developed Technology.  Nothing in this Agreement is intended to constitute an assignment by NeoMagic to Synapse of any technology or other Intellectual Property Right, regardless of whether it complements, or is a Derivative of, the Joint IP or whether it was created prior to or after the Effective Date.  NeoMagic is free to modify, update, exploit and create Derivatives of the Joint IP, including the SyMagic Transceiver, without any obligation to provide, disclose or license any such modifications, updates or Derivatives to Synapse.  In addition, as between the Parties, NeoMagic has exclusive rights in the “SyMagic” trademark.

3.4      Third Party IP License.  Prior to including in the USB 3.0 Transceiver IP, technology or other intellectual property not owned by Synapse (“Third Party IP”), Synapse will so notify NeoMagic in writing.  With respect to any Third Party IP (and all related Intellectual Property Rights) included in the USB 3.0 Transceiver IP, Synapse hereby grants to NeoMagic a perpetual, irrevocable, royalty-free, non-exclusive, world-wide license (with a right to sublicense) to use, reproduce, modify, create Derivatives of, distribute, disclose, perform and display in source and binary form, such Third Party IP and related Intellectual Property Rights, including the right to use, make, have made, offer to sell, sell, have sold and import products, including the SyMagic Transceiver.  Synapse hereby confirms that any license fees associated with such Third Party IP or related Intellectual Property Rights will be at Synapse’s expense.

3.5      Limitation on Rights.  Notwithstanding the joint ownership of the Joint IP as well as the license granted to NeoMagic in the Third Party IP, the Parties agree as follows:

(a)           Synapse may only market and license the USB 3.0 Transceiver IP as an embedded IP core, such as part of a “system on a chip” (SoC), a chipset or a chip containing other material functionality.  For clarity, Synapse may not license all or any part of the USB 3.0 Transceiver IP, or related Intellectual Property Rights, for inclusion in a standalone USB 3.0 transceiver chip nor may Synapse itself manufacture or distribute such a chip using all or any part of the USB 3.0 Transceiver IP.

(b)           NeoMagic may use the USB 3.0 Transceiver IP and related Intellectual Property Rights to manufacture SyMagic Transceivers.  Other than in connection with the design, modification, manufacture, distribution and use of SyMagic Transceivers, NeoMagic may not sublicense the USB 3.0 Transceiver IP.

3.6      Additional Documents.  Each Party covenants on behalf of itself, and its successors and assigns, to promptly execute, with acknowledgment and affidavit, if required, and deliver any and all documents and writings which the other Party may reasonably request in order to evidence, perform or effectuate the transfer of ownership, protection of Intellectual Property Rights, licenses and other provisions and transactions contemplated hereby, including the assignment to NeoMagic of the Joint IP hereafter created.

4.           FEES; ROYALTIES; PAYMENT TERMS; TAXES

4.1      Fees.  NeoMagic agrees to pay to Synapse the Fees set forth in, and in accordance with the payment terms in, each Statement of Work, provided that Synapse has submitted an invoice to NeoMagic for such amount.  Unless otherwise specified in the related Statement of Work, NeoMagic agrees to pay all such Fees within 30 days of its receipt of the related invoice.  Other than the NeoMagic Royalties, the applicable Fees constitute the entire amount payable by NeoMagic for the Services under the related Statement of Work.  The Fees payable under the Initial Statement of Work total $1,000,000.  Synapse acknowledges and agrees that other than the applicable Fees and the NeoMagic Royalties, Synapse is responsible for providing at its own expense all services, personnel, equipment, licenses and other supplies required to perform such Services.

4.2      Royalty Obligations.

(a)           Synapse Royalties.  Within 30 days after the end of each calendar quarter, Synapse agrees to pay NeoMagic a royalty (the “Synapse Royalty”) equal to the percentage specified in Exhibit B of the gross licensing fees, royalties and other amounts received by Synapse (or its affiliates) from selling, licensing or otherwise exploiting the USB 3.0 Transceiver IP during the immediately preceding Fiscal Quarter.  On transactions between Synapse and its affiliates for resale or sublicensing, the Synapse Royalty shall be paid on the resale or sublicense.  Synapse shall bear all cost of sales for the USB 3.0 Transceiver IP.

(b)           NeoMagic Royalties.  Within 30 days after the end of each Fiscal Quarter, NeoMagic agrees to pay Synapse a royalty (the “NeoMagic Royalty”) equal to the percentage specified in Exhibit B of the Profit (defined in Exhibit B) from sales of the SyMagic Transceivers.  On transactions between NeoMagic and its affiliates for resale, the NeoMagic Royalty shall be paid on the resale.

(c)           Royalty Adjustments.  If, in connection with a Customer Transaction, the USB 3.0 Transceiver IP licensee pays the development costs for changes to such intellectual property, then the Synapse Royalty and NeoMagic Royalty percentages will not be affected.  However, if the development costs for such changes are not paid by such licensee, then the Synapse Royalty and NeoMagic Royalty percentages may be adjusted, if and as agreed by the Parties (based, at least in part, on the portion of the development costs paid by each Party).  If the Parties are unable to agree on such adjustments within 30 days of commencing such discussions, then either Party may submit to an arbitrator, in accordance with Section 9.5, a request that such arbitrator specify the terms of such adjustments; provided that such arbitrator may not impose on NeoMagic an obligation to pay any such development costs.  The Parties may agree that each will submit to the arbitrator proposed adjustments from which the arbitrator shall select one (aka “baseball arbitration”) or the Parties may select an alternate means of resolving such dispute through such arbitration process.  In addition to the above, the Parties shall meet to discuss adjustments to the NeoMagic Royalty percentage no later than 3 years after the Effective Date.

4.3      Combination Sales.  Even if the USB 3.0 Transceiver IP or SyMagic Transceivers, as applicable, are sold or licensed by Synapse or NeoMagic, respectively, in combination with one or more other products or services, the Synapse Royalty and NeoMagic Royalty will be payable only on the portion of such combined price attributable to the USB 3.0 Transceiver IP or SyMagic Transceivers, as applicable.  Such portion will be determined in good faith by the Parties.

4.4      Non-Cash Consideration.  Any item of value in lieu of a cash payment in consideration of the USB 3.0 Transceiver IP licenses or SyMagic Transceivers, as applicable, will be valued, for purposes of calculating the royalties payable to hereunder, at the fair market value of such compensation (as reasonably determined by the Parties) and will be considered received by the receiving Party as of the date such consideration is granted.  If the Parties fail to agree on the fair market value of such consideration, then Synapse or NeoMagic, as appropriate, may not enter into the transaction giving rise to such non-cash payment.

4.5      Statements.  Synapse and NeoMagic shall furnish the other Party, within 30 days of the end of each Fiscal Quarter during the term of this Agreement in which amounts are payable hereunder a full, complete and accurate statement detailing the calculation of the Synapse Royalties and NeoMagic Royalties, as applicable, for the preceding Fiscal Quarter.

4.6      Inspection and Audit Rights.  Each Party shall have the right once during each calendar year and upon at least 30 days’ prior notice, to have independent auditors reasonably acceptable to the other Party inspect or audit such other Party’s books and records relating to the calculation of the Synapse Royalty or NeoMagic Royalty, as applicable, in order to verify the amounts paid hereunder.  The Party requesting an inspection or audit shall provide at least 30 days’ prior notice to the other of such inspection or audit.  The auditors must execute in favor of the audited Party a nondisclosure agreement relating to the information disclosed in the inspection or audit.  The audited Party shall fully cooperate with the auditors in conducting such inspections or audits and shall permit the auditors to review the books and records that are reasonably appropriate and necessary to perform the inspection or audit.  The cost of an inspection or audit shall be at the expense of the requesting Party; provided, however, if any inspection or audit reveals an underpayment of more than 10% of the amounts paid for the period audited, then the underpaying Party will reimburse the auditing Party for the auditor’s fees for such inspection or audit.  The auditor shall disclose to the audited Party the basis for any conclusions reached by the auditor.  Generally, the auditor may only disclose to the requesting Party whether or not there was, and the amount of, any discrepancy in the amounts paid to such Party.  However, if the audited Party disputes that there was a discrepancy in the payments to the other Party, then the auditor may disclose to the requesting Party such information as is necessary for the requesting Party to justify the conclusions of the auditor.  Unless disputed by a Party, the applicable Party will pay any shortfall or overpayment within 30 days after receiving notice of such discrepancy.

4.7      Currency; Overdue Interest.  All payments hereunder shall be made in immediately available funds in United States dollars.  All amounts due hereunder which are not paid when due shall accrue interest from the date due until paid at the per annum rate of 10% or the maximum rate permitted by applicable law, whichever is less.

4.8      Taxes; Employees.

(a)           Taxes Generally.  Each party is responsible for the payment of all sales, use, value added, property, transfer, excise and other taxes and all export, import duties and other governmental charges imposed on it in connection with this Agreement by any national, federal, state, provincial, regional, local or special purpose governmental authority.

(b)           Employee Liability.  Without limiting the foregoing, Synapse understands and agrees that NeoMagic is not responsible for any employer taxes or expenses of any sort relating to Synapse’s employees or any other person performing the Services hereunder, including all state and federal payroll taxes and worker’s compensation coverage.  Synapse agrees that as between the Parties, Synapse’s employees and subcontractors are under its control and are not entitled to any benefits of employment provided by NeoMagic to its employees.  Synapse agrees to indemnify and hold NeoMagic harmless from all losses, damages, costs and expenses, including penalties, interest and reasonable attorneys’ fees, in connection with any obligation imposed on NeoMagic resulting from any employee or subcontractor of Synapse being determined to be otherwise entitled to the benefits of employment provided by NeoMagic to its respective employees.

5.           PERFORMANCE WARRANTY

5.1      Services and Performance Warranty.  Synapse warrants that the Services will be performed in a workmanlike manner, in conformity with the professional standards for comparable services in the industry.  If the foregoing warranty is breached, Synapse shall immediately reperform the deficient Services and correct the breach at no additional cost to NeoMagic or, at NeoMagic’s option, refund the amounts paid for such Services.  Synapse also warrants to NeoMagic with respect to each version of the USB 3.0 Transceiver IP for a period of 1 year from the delivery by Synapse to NeoMagic of the GDSII stream files of such version (the “Warranty Period”), that such version of the USB 3.0 Transceiver IP will conform to the applicable Specifications.  If within the applicable Warranty Period NeoMagic informs Synapse of the breach of the foregoing warranty, Synapse agrees to modify or replace the affected version of the USB 3.0 Transceiver IP so that it conforms to such warranty.

5.2      Warranty Limitations and Exclusions.  Without limiting the generality of the foregoing, Synapse’s warranty does not cover and no warranty is made with respect to failures caused by alterations or repairs made by NeoMagic.  Except for the express warranties stated in this Agreement, Synapse makes no other representations or warranties express, implied, statutory or otherwise regarding the USB 3.0 Transceiver IP.  Synapse expressly disclaims all implied warranties of merchantability and fitness for a particular purpose and noninfringement of intellectual property rights with regard to the USB 3.0 Transceiver IP.

6.           INDEMNITY

6.1      Warranty and Indemnity by Synapse.  Synapse hereby represents and warrants that each version of the USB 3.0 Transceiver IP and the use and distribution thereof, does not infringe any third party Intellectual Property Right.  Synapse agrees, at its own expense, to defend, indemnify and hold NeoMagic and its officers, directors, employees, licensees, customers and distributors (each an “Indemnified Party”) harmless from any claim or action (a “Claim”) brought against such Indemnified Party to the extent (a) it is based on a claim that a version of the USB 3.0 Transceiver IP, including as incorporated into a SyMagic Transceiver, infringes, violates or misappropriates any patent, copyright, trade secret or other Intellectual Property Right of a third party, (b) arising from or related to an assertion that Synapse has violated the terms of any agreement under a Customer Transaction, or (c) arising from or related to: any act or omission of Synapse, its employees, agents, or subcontractors; the performance of this Agreement; the presence of Synapse or its personnel on NeoMagic premises or the driving of NeoMagic’s motor vehicles.  The defense fees and costs relating thereto will be paid by Synapse as incurred.  NeoMagic agrees to provide Synapse with: (i) prompt written notification of such Claim; (ii) sole control and authority over the defense or settlement thereof (but subject to NeoMagic’s approval); and (iii) reasonably available information and assistance in connection with such Claim, at Synapse’s expense.

6.2      Limited Remedies.  If a version of the USB 3.0 Transceiver IP becomes, or in the opinion of Synapse is likely to become, the subject of an infringement Claim, Synapse shall either (a) procure, at no cost to NeoMagic, the right to continue using such version of the USB 3.0 Transceiver IP or (b) replace or modify such version with a functionally equivalent product that is non-infringing.

6.3      Exceptions.  Synapse will have no liability under this Section 6 for any Claim to the extent (a) a Claim of infringement relates to modifications of the USB 3.0 Transceiver IP, or portions thereof, made NeoMagic or its representatives or (b) attributable to the sole negligence of NeoMagic.

7.           CONFIDENTIALITY

7.1      Generally.  Synapse and NeoMagic will not reveal to any other party (except as permitted below) or use (except as contemplated by this Agreement), any Confidential Information of the other Party.  Without limiting the foregoing, each Party agrees to use at least the same standard of care to protect the other Party’s Confidential Information from disclosure as such Party uses to protect its own information of like importance, but in any event not less than a reasonable degree of care.  Without limiting the foregoing, each Party agrees to only disclose the Confidential Information of the other Party to its employees and subcontractors with a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement and which employees and subcontractors are subject to confidentiality obligations regarding such Confidential Information at least as protective as this Section 7.1.  This Section will not prohibit disclosure of Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body or in connection with the enforcement of this Agreement; provided, however, that the receiving Party will provide prompt notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

7.2      Independent Development.  Each Party understands that the other Party may currently or in the future be developing information internally without the use of the other Party’s Confidential Information, or receiving information from third parties that may be similar to the Confidential Information of the other Party.  Accordingly, nothing in this Agreement will be construed as a representation or inference that either Party will not develop products, or have products developed for it, or enter into joint ventures, alliances, or licensing arrangements that, without violation of this Agreement, compete with the products or systems embodying the Confidential Information of the other Party.

7.3      USB 3.0 Transceiver IP.  Each Party agrees to keep confidential and not to disclose confidential or proprietary information regarding USB 3.0 Transceiver IP to any third party, other than (a) in connection with any transaction permitted pursuant to this Agreement, provided that such disclosure shall be limited to the minimum amount of information needed to be provided and shall be subject to confidentiality obligations regarding such information at least as protective as Section 7.1, (b) in confidence to its affiliates, actual or potential investors, banks, lawyers, accountants and other professional advisors, (c) in connection with the enforcement of its rights under this Agreement, (d) as may be required by law, and (e) in confidence in connection with a merger or acquisition or a proposed merger or acquisition.

7.4      Terms of this Agreement.  Each party agrees to keep confidential and not to disclose the terms and conditions of this Agreement to any third party other than (a) in confidence to its affiliates, actual or potential investors, banks, lawyers, accountants and other professional advisors, (b) in connection with the enforcement of its rights under this Agreement, (c) as may be required by law, including in connection with the requirements of a public offering or securities filing, and (d) in confidence in connection with a merger or acquisition or a proposed merger or acquisition.

8.           TERM AND TERMINATION

8.1      Term.  The term of this Agreement commences on the Effective Date and is terminated as provided below.  Each Statement of Work commences on its date of execution and ends upon completion of the Services thereunder, unless sooner terminated as provided in this Agreement or such Statement of Work.

8.2      Termination Due to Breach; Insolvency.

(a)           Breach.  Either Party may terminate any or all Statements of Work and this Agreement if the other Party materially breaches this Agreement and such breach has not been cured within 30 business days after receipt of written notice of such default.

(b)           Insolvency.  A Party may terminate any or all Statements of Work and this Agreement if the other Party (i) becomes insolvent; (ii) makes an assignment for the benefit of its creditors; (iii) files or has filed against it a petition in bankruptcy or seeking a re-organization; (iv) has a receiver appointed; or (iv) institutes any proceedings for liquidation or winding-up.

8.3      NeoMagic’s Termination for Convenience.  NeoMagic may terminate any Statement of Work without cause at any time.

8.4      Effect of Termination.

(a)           Initial Statement of Work.  If NeoMagic terminates the Initial Statement of Work under Section 8.3 prior to delivery of the GDSII Deliverable thereunder, NeoMagic will be obligated to pay 50% of the Services costs, if any, not covered by previous installments, provided that such portion will not exceed the next scheduled installment payment amount.

(b)           Survival of Obligations.  Unless terminated as set forth above, the Statements of Work in effect on the effective date of termination of this Agreement shall survive and continue until completion of such Statements of Work or their earlier termination, and the applicable provisions of this Agreement shall continue to apply thereto.  The termination or expiration of this Agreement or any Statement of Work for any reason will terminate the obligations of the Parties under such document.  However, the provisions of Sections 1, 2.4, 3, 4, 5, 6, 7, 8 and 9 and Exhibit B, will remain in full effect following termination or expiration of this Agreement.  Also, termination or expiration will not affect any accrued payment obligation under this Agreement or any Statement of Work, nor will it affect either Party’s right to pursue remedies under this Agreement or such Statement of Work arising prior to termination or expiration.  In addition, upon the termination of a Statement of Work (with or without termination of this Agreement) each Party shall return to the other any Confidential Information of the other Party in whatever form relating to such Statement of Work, to the extent not needed in connection with any license or other rights which survive such termination.  Termination of this Agreement or a Statement of Work is not an exclusive remedy.

9.           GENERAL TERMS

9.1      Insurance.

(a)           Required Insurance.  Synapse shall procure and maintain in effect the following policies of insurance covering liability arising from this Agreement: (i) all insurance coverage’s required by Federal and State law, including worker’s compensation and employer’s liability all with statutory minimum limits; (ii) general comprehensive liability insurance, with at least $1,000,000.00 combined single limit and aggregate, including personal injury or death of any persons and injury to or destruction of property, including loss of use resulting therefrom; and (iii) business automobile liability, covering all owned, non-owned and hired automobiles of Synapse, with a combined single limit of liability of at least $1,000,000.00 for bodily injury and property damage for each accident.

(b)           Evidence of Insurance and Endorsements.  Synapse shall cause its insurers to issue endorsements naming NeoMagic as additional insured or loss payee, as appropriate, on all such insurance policies (except for workers’ compensation insurance).  Upon execution of this Agreement, Synapse shall provide NeoMagic with certificates of insurance evidencing such coverage and endorsements and providing that such coverage is primary and that no such coverage shall be subject to cancellation or material change without 30 days prior written notice to NeoMagic.  The insurance requirements hereunder shall not limit or relieve Synapse of its duties, responsibilities or liabilities under this Agreement.  Synapse shall maintain such insurance and endorsements from the Effective Date until at least 2 years following the termination of this Agreement.

9.2      Assignment.  The rights and obligations of each Party under this Agreement, including each Statement of Work, will not be capable of being assigned or delegated without the prior written consent of the other Party for the first 5 years following the Effective Date.  Notwithstanding the foregoing, either Party may assign and delegate its rights and obligations under this Agreement to any successor to any of the USB 3.0 Transceiver IP or SyMagic Transceiver, as applicable, business units, without the prior written consent of the other Party; provided, that Synapse may not so assign this Agreement without NeoMagic’s consent prior to achieving the final payment milestone under the Initial Statement of Work.  The Parties also agree that any assignment of the Joint IP (by either Party) also must include assumption of the related obligations under this Agreement.

9.3      Notices.  All notices given by either Party under this Agreement will be in writing and may be given via facsimile (with proof of confirmation of receipt), email (with confirmed receipt) or overnight mail by a nationally recognized courier, addressed as specified below, as updated by either Party.  A notice so addressed is effective on the date it is received.

For Synapse:	For NeoMagic:
Synapse Design Automation, Inc.	NeoMagic Corporation
150 South Almaden Blvd., Suite #1380	2372-A Qume Drive
San Jose, California 95113	San Jose, California 95131
Attn: James J. Hemeon	Attn: Syed Zaidi
Tel:	Tel:
Fax:	Fax:
Email: james@synapse-da.com	Email: szaidi@NeoMagic.com
With a copy to:	With a copy to:
Rosheni Fernando (at the same address)	Charlotte Wilson (at the same address)
Email: clients@synapse-da.com	Email: cwilson@NeoMagic.com

9.4      Governing Law; Jurisdiction and Venue.  This Agreement will in all respects be governed by the laws of the State of California, without reference to its principles of conflicts of laws.  This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is expressly excluded.  Subject to Section 9.5, the California state courts of Santa Clara County and federal courts of the Northern District of California will have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement (other than to enforce a judgment), and each Party hereby consents to the jurisdiction and venue of such courts.

9.5      Arbitration.  Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination hereof, shall be finally settled by binding arbitration in accordance with the then-current rules of JAMS by 1 arbitrator.  Such arbitration proceeding shall be held in San Jose, California.  The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction.  The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the Parties, unless otherwise determined by the arbitrator.  The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party.  The arbitrator may grant permanent injunctions or other relief in such dispute or claim.  Notwithstanding the foregoing, without breach of this arbitration provision, either Party may apply to any court of competent jurisdiction for temporary injunctive relief or to collect any amounts owed by the other Party under this Agreement.

9.6      Disclaimer of Consequential Damages.  In no event will either Party be liable for indirect, special, incidental, consequential or special damages of any nature whatsoever, (including loss of production, profits or use of facilities, promotional or manufacturing expenses, or overhead, or injury to reputation), arising out of or in connection with any claim arising hereunder, even if such Party has been advised of the possibility of such damages.  The limitations in this Section will not apply to breach of, or liability under, Section 6 or 7.

9.7      Entire Agreement.  Both Parties agree that this Agreement, including each Statement of Work, is the complete and exclusive statement of agreement between the Parties and supersedes all proposals, oral or written, and all other communications relating to the subject matter of this Agreement, including that certain Memorandum of Understanding dated April 9, 2010.  Any and all preprinted terms and conditions appearing on the face and reverse sides, if any, of a purchase order or quotation will not apply to or become a part of this Agreement, and will be superseded in their entirety by this Agreement.

9.8      Modifications; Waiver.  This Agreement may be modified or amended only by a written instrument duly signed by authorized representatives of the Party to be bound thereby.  Failure or delay in enforcing any term, provision or condition of this Agreement by either Party will not operate as a waiver thereof, and no waiver of any term, provision or condition of this Agreement will be valid unless in writing and signed by authorized representatives of the Party to be bound thereby.  Any waiver by either Party of any condition, part, term or provision of this Agreement will not operate or be considered as a waiver of any other condition, part, term or provision of a waiver of any future event or circumstance.

9.9      Severability.  If any provision of this Agreement is adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will be enforceable and otherwise remain in full force and effect.

9.10    Relationship of Parties.  The relationship between the Parties is that of independent contractors.  This Agreement does not constitute a partnership or joint venture between Synapse and NeoMagic.  Neither Party is the representative or agent of the other Party and neither will so hold itself out publicly or to any third party or incur any liability for the other.  The Parties agree to act in good faith in connection with their performance of this Agreement and in connection with any consent required hereunder.

9.11    Export\Re-Export.  NeoMagic acknowledges that the laws and regulations of the United States restrict the export and reexport of commodities and technical data of United States origin, which may include some or all of the USB 3.0 Transceiver IP.  NeoMagic agrees, and will cause each of its transferees of the SyMagic Transceivers to agree, not to export or re-export such items or any part thereof, in any form, without obtaining the appropriate United States and foreign government licenses.

9.12    Other Interpretive Provisions.  References in this Agreement to “Sections” and “Exhibits” are to sections and exhibits herein and hereto unless otherwise indicated.  The words “include” and “including” and words of similar import when used in this Agreement will not be construed to be limiting or exclusive.  Except as provided in a particular context, the word “or” when used in this Agreement may mean each as well as all alternatives.  Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.  All terms defined in this Agreement in the singular form will have comparable meanings when used in the plural form and vice versa.

9.13    Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

WITNESSETH, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below and to be effective as of the Effective Date.

NeoMagic Corporation	Synapse Design Automation, Inc.

By: /s/ Syed Zaidi	By: /s/ James J. Hemeon
Name: Syed Zaidi	Name: James J. Hemeon
Title: President and Chief Executive Officer	Title: Sr. Director WW Sales
Date: May 5, 2010	Date: May 5, 2010